CONFIDENTIAL TREATMENT REQUESTED.  INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND MARKED WITH "[***]".   AN UNREDACTED VERSION OF THE DOCUMENT HAS ALSO BEEN FURNISHED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION AS REQUIRED BY RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 10.3

CONFIDENTIAL SETTLEMENT AND PATENT LICENSE AGREEMENT

This Confidential Settlement and Patent License Agreement, by and between Barnes & Noble, Inc., a Delaware corporation having a principal place of business at 122 Fifth Avenue, New York, New York 10011 (“Barnes&Noble”), and barnesandnoble.com llc, a Delaware limited liability corporation having a principal place of business at 76 Ninth Avenue, New York, New York 10011, Microsoft Corporation, a Washington corporation having a primary place of business at One Microsoft Way, Redmond, Washington 98052 (“MICROSOFT”), and Microsoft Corporation’s Subsidiary, Microsoft Licensing GP, a Nevada general partnership, with offices at 6100 Neil Road, Suite 210, Reno NV 89511-137 (“MLGP”), is effective as of April 27, 2012 (“Effective Date”).  MICROSOFT and Barnes&Noble (individually, a “Party”; collectively, the “Parties”) agree as follows.

Whereas, MICROSOFT filed a complaint instituting Investigation No. 337-TA-769 in the U.S. International Trade Commission against Barnes&Noble, barnesandnoble.com llc and other respondents seeking to forbid entry and prohibit importation of certain devices alleged to infringe certain MICROSOFT patents, and filed a complaint in Action No. 2:11-cv-00485 RAJ in the U.S. District Court for the Western District of Washington alleging infringement of the same MICROSOFT patents (“Litigations”);

Whereas, Barnes&Noble and barnesandnoble.com llc filed responses to MICROSOFT’s complaints in the U.S. International Trade Commission investigation and the Western District of Washington action alleging, inter alia, that the asserted patents were invalid, not infringed, and unenforceable on various grounds;

Whereas, in consideration of the mutual covenants contained herein, the Parties seek to settle these disputes and enter into an agreement as set forth herein:

Section 1.      Definitions

“Affiliate” means, for any given entity at any relevant time, any other entity Controlling, Controlled by or under common Control with such given entity.

“Commercial Agreement” means the Commercial Agreement dated as of the date hereof between MICROSOFT, Barnes&Noble and NewCo.

“Consumer Device Business” means substantially the entirety of Barnes&Noble’s business of the Sale of Covered Products, but not including the sale of Covered Products in retail stores.

“Control” means direct or indirect (i) ownership of more than fifty percent (50%) of the outstanding shares representing the right to vote for members of the board of directors or other managing officers of an entity, or (ii) for an entity that does not have outstanding shares, more than fifty percent (50%) of the ownership interest representing the right to make decisions for such entity.

“Covenant” means the covenant granted by MICROSOFT under Section 3.2 of this Agreement.

“Covenanted Supplier” means an entity that (i) manufactures a Covered Product or any component thereof for or on behalf of Barnes&Noble or its Affiliates or (ii) directly or indirectly supplies such Covered Product or any component thereof to Barnes&Noble or its Affiliates, at any time during the Term.  For the avoidance of doubt, Covenanted Supplier does not include Barnes&Noble or its Affiliates.

“Covered Patents” means all Patents owned by MICROSOFT or its Affiliates entitled to an effective filing date on or before the end of the Term.

“Covered Products” means any and all [***] that are Sold by Barnes&Noble or its Affiliates.  [***]

“Customer” means a Distributor or end user of a Covered Product.

“Device Fee” means the fees set forth below for each unit of a Covered Product in the specified Transfer Price range:

Transfer Price	eReader	Other Consumer Device
[***]	[***]	[***]

“Display” means any kind of display or monitor, including a single display or multiple integrated displays that are capable of being used together to present a unified image.

“Distributors” means resellers and distributors of Barnes&Noble to the extent they are authorized by Barnes&Noble (directly or indirectly) to resell, license, supply, distribute or otherwise make available Covered Products.

“Excluded Technologies” means [***].

“eReader” means [***].

“General Purpose Computing Device” means any general purpose computing device (e.g. server product, personal computer, desktop, laptop, netbook, slate or tablet), including any device that is designed as, marketed as, or capable (through docking or otherwise) of performing the functions of, such general purpose computing devices, and any replacement for any of the foregoing. General Purpose Computing Devices include, for example, versions of the NOOK Tablet available as of the Effective Date.

“[***]-Based Functionality” means (i) a system that includes [***] for the purpose of [***], (ii) logic (whether hardware, software or a combination thereof) for the foregoing system [***], or combinations of (i) and (ii).  For clarification, “[***]-Based Functionality” does not include software or hardware that [***].

[***]

“[***] Software” means software, products or services that provide [***] functionality [***], whether provided as software or a service), as well as any [***] functionality associated with the foregoing.  Notwithstanding the foregoing, [***] Software does not include [***].

“Keyboard” means any kind of keyboard or keypad, including touch screen, projected and other types of mechanical and non-mechanical keyboards.

“License” means the license granted by MICROSOFT to Barnes&Noble under Section 3.1 of this Agreement.

“[***] Functionality” means functionality that (i) associates [***] displays [***] or (ii) [***] and displays [***].

“NewCo” means an existing or newly formed Affiliate of Barnes&Noble to which Barnes&Noble assigns the Consumer Device Business, consistent with the Separation.

“Other Consumer Device” means [***].

“Patents” means any and all patents, letters patents, utility models, patent registrations, equivalent rights, applications, provisional applications and non-provisional applications in all countries of the world, including all continuations, continuations-in-part, divisionals, substitute applications, reissues, reexaminations, renewals and extensions, and all related patents and applications claiming priority from such patents, letters patents, utility models, patent registrations, equivalent rights, applications, provisional applications and non-provisional applications.  Patents do not include design patents, design registrations or trade dress rights.

“Pre-Installed Software” means [***].

“Quarter” means each calendar quarter (January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31).

“Royalty Period” means each Quarter during the Term, except (i) the first Royalty Period shall commence on the earlier of (A) the commercial release of a NOOK Metro style application for Windows 8 pursuant to the Commercial Agreement, or (B) December 31, 2012, (the earlier of (A) or (B), the “Start Date”) and (ii) the last Royalty Period shall end on the last day of the Term.

“Separation” means the assignment to NewCo of the Consumer Device Business, consistent with the separation principles approved by the Board of Directors of Barnes&Noble and provided to MICROSOFT on April 11, 2012.

“Subsidiary” means an Affiliate Controlled by Barnes&Noble.

“Third Party Software” means [***].

“Transfer Price” means the average selling price during the Royalty Period that is charged by Barnes&Noble and its Affiliates in an arms-length transaction for a given brand and model of a Covered Product entering their distribution channel; provided, however, in no event shall the Transfer Price be less than the costs incurred by the manufacturer for buying or creating the components that comprise the Covered Product.

“[***] Functionality” means (i) a [***] system with one or more [***] that are able to [***]; (ii) software that [***]; or (iii) any combination of (i) and (ii), or portions thereof, wherein the primary function of the foregoing (i), (ii) or (iii) is to [***].

“Windows Product” means a Covered Product that runs solely on a Windows Operating System licensed separately by MICROSOFT to Barnes&Noble or its Affiliates.

Section 2.      Releases

2.1           Subject to Section 3.5 and Dismissal under Section 3.6, MICROSOFT, on behalf of itself and its current and future Affiliates, hereby releases and forever discharges Barnes&Noble, its past and current Affiliates and their respective employees, officers, directors, principals, Covenanted Suppliers and Customers, acting as such, from any and all claims, actions, causes of action, suits, damages, injuries, duties, rights, obligations, liabilities, adjustments, responsibilities, judgments, trespasses, and demands, whatsoever, in law or in equity, whether known or unknown, suspected to exist or unsuspected to exist, which were made or could have been made by MICROSOFT alleging infringement (whether direct infringement, contributory infringement or induced infringement) of the Covered Patents based upon (1) the manufacture, use, importation, or sale by Barnes&Noble or its current and past Affiliates of any Covered Products sold by Barnes&Noble or its current or past Affiliates at any time prior to the Effective Date, or (2) the manufacture, use, importation or sale by Covenanted Suppliers, on behalf of Barnes&Noble or its current or past Affiliates of any Covered Products or any component thereof sold by Barnes&Noble or its current or past Affiliates at any time prior to the Effective Date.For purposes of Sections 3.1 and 3.2, any activity (including but not limited to making, having made, using, importation, offering for sale or sale) of Barnes & Noble, its current or past Affiliates or its Covenanted Suppliers, with respect to a unit of a Covered Product sold during the Term (or any component thereof), shall be deemed to have been performed during the Term.

2.2           Subject to Section 3.5 and Dismissal under Section 3.6, MICROSOFT and Barnes&Noble, on behalf of themselves and their current and future Affiliates, hereby release and forever discharge each other and their past and current Affiliates, and their respective employees, officers, directors, and principals, acting as such, from all claims, counterclaims, defenses, actions, causes of action, suits, damages, injuries, duties, rights, obligations, liabilities, adjustments, responsibilities, judgments, trespasses, and demands, whatsoever, in law or in equity, whether known or unknown, suspected to exist or unsuspected to exist, which were made or could have been made, of any kind or nature arising from or relating in any way to the actions alleged in the Litigations occurring before the Effective Date.

2.3           The Parties and their Affiliates expressly waive all rights under any statutes (such as, for example, California Civil Code § 1542), legal decisions, or common law principles providing that releases of the type extended in Sections 2.1 and 2.2 do not or may not extend to claims which are unknown, unanticipated, or unsuspected at the time such releases are executed.

Section 3.      License, Covenant Not to Sue and Dismissal of Lawsuits

3.1           License.  Subject to Section 3.5, Dismissal under Section 3.6 and the royalty payments in Section 4 below, and in consideration for such royalty payments, MICROSOFT, on behalf of itself and its current and future Affiliates, hereby grants to Barnes&Noble and its  current Affiliates, effective as of the Effective Date, a worldwide, nonexclusive, nontransferable (except as specifically provided for in Section 7.6) and nonsublicensable license under the Covered Patents to make, have made (solely for sale by, for or on behalf of Barnes&Noble or its current Affiliates), use, sell, offer for sale, import, export, lease, distribute or otherwise transfer (collectively, “Sell, “Sold” or “Sale”) Covered Products during the Term.

3.1.1 Future Subsidiary License.  Without limiting Section 7.6, if Barnes&Noble forms or acquires a Subsidiary after the Effective Date, the License granted under this Section 3.1 and the Covenant granted under Section 3.2 shall extend to such Subsidiary, but effective only as of the date of formation or acquisition of such Subsidiary.

3.2           Covenants Not to Sue. Solely with respect to the Covered Products as licensed under the foregoing Section 3.1 and, for the avoidance of doubt, without expanding, increasing or otherwise augmenting the license rights provided therein, MICROSOFT, on behalf of itself and its current and future Affiliates, hereby covenants not to sue for patent infringement under any Covered Patent (i) any Covenanted Supplier for its manufacture and supply of a Covered Product or any component thereof to Barnes&Noble or its current Affiliates, (ii) any Distributor for its distribution of a Covered Product Sold by, for or on behalf of Barnes&Noble or its current Affiliates, and (iii) any end user for its use of a Covered Product Sold by, for or on behalf of Barnes&Noble or its current Affiliates.  For specific units of Covered Products Sold during the Term, the foregoing covenants will continue for the useful life of the Covered Products.  Notwithstanding anything in this Agreement to the contrary, no Covered Product sold after the Start Date is covered under the License or Covenant of this Agreement unless a Device Fee for such Covered Product is paid as a Royalty pursuant to Section 4.

3.3           Former Affiliate License.  If an Affiliate of Barnes&Noble ceases to be an Affiliate after the Effective Date, any License or Covenant granted to such Affiliate pursuant to this Agreement shall terminate on the date such Affiliate is no longer an Affiliate (“Spin-out Date”); provided, however, that any License or Covenant applicable to specific units of Covered Products Sold by such Affiliate prior to the Spin-out Date shall continue for the useful life of such Covered Products.  Nothing in this Section 3.3 shall limit the ability to assign pursuant to Section 7.6.

3.4           Defensive Termination Rights.  [***]

3.5           Reservation of Rights.  MICROSOFT reserves all rights (and no one receives any rights) not expressly granted by the License and Covenant.  No additional rights (including any implied patent licenses, covenants, releases or other rights) are granted by the License or Covenant through implication, estoppel or otherwise.  Notwithstanding anything to the contrary in this Agreement, MICROSOFT is not bound by, and does not grant any license, covenant or other right or incur any other obligations as a result of, the terms of any license or other agreement with a third party to which Barnes&Noble may be subject.  Without limiting the generality of the foregoing, the License and Covenant do not include any license, right or covenant (a) to distribute source code; (b) to any features or functionality not covered by the Covered Patents (e.g. related or enabling technologies); (c) to encumber, license or sublicense the Covered Patents under the terms of any Excluded License or otherwise; or (d) under any patents other than the Covered Patents.

3.6           Dismissal of Litigations.  MICROSOFT, Barnes&Noble and  barnesandnoble.com llc agree that (1) within four (4) business days of the Effective Date, MICROSOFT will file a notice of voluntary dismissal without prejudice under Rule 41(a) (1) (A) (i) as to MICROSOFT’s claims against Inventec Corporation in the U.S. District Court for the Western District of Washington, No. 2:11-cv-00485 RAJ; (2) within four (4) business days of the Effective Date, MICROSOFT,  Barnes&Noble and barnesandnoble.com llc will file a joint motion to stay and to refrain from issuing final initial determination of investigation No. 337-TA-769 in the U.S. International Trade Commission (the “769 ITC Investigation”) that represents that MICROSOFT, Barnes&Noble and barnesandnoble.com llc have entered into a settlement agreement that resolves the dispute before the ITC in the 769 ITC Investigation in its entirety and require additional time to prepare a motion to terminate as to all respondents; (3) within five (5) business days of the Effective Date, MICROSOFT, Barnes&Noble and barnesandnoble.com llc will file a joint motion to terminate the 769 ITC Investigation after working in good faith to prepare appropriately redacted versions of all agreements relating to the subject matter of the 769 ITC Investigation that are required to be filed with the motion to terminate; and (4) within five (5) business days after the ITC issues a notice of final determination of termination, MICROSOFT, Barnes&Noble and barnesandnoble.com llc will file a motion to lift the stay of the action in the U.S. District Court for the Western District of Washington, No. 2:11-cv-00485 RAJ, and a joint motion to dismiss MICROSOFT’s claims against Barnes&Noble and barnesandnoble.com llc in that action, with prejudice, and also to dismiss Barnes&Noble and barnesandnoble.com llc’s defenses and counterclaims in that action, with prejudice (termination of such ITC claims and dismissal of such District Court claims,  “Dismissal”).

3.6.1           The Parties agree that they and their Affiliates shall bear their own costs and attorneys’ fees relating to the Litigations, their dismissals and the negotiation of this Agreement.

Section 4.      Payments

4.1           Royalty Payments.

4.1.1           Royalties. For each unit of a Covered Product sold (net of returns) by, for or on behalf of Barnes&Noble or any of its Affiliates worldwide during the applicable Royalty Period, Barnes&Noble will pay MICROSOFT the applicable Device Fee for each such Covered Product unit (“Royalties”). For the avoidance of doubt, for each Covered Product unit sold, a single Device Fee will be paid by Barnes&Noble, or by a party succeeding to Barnes&Noble’s rights and obligations under this Agreement pursuant to Section 7.6 [***].

4.1.2           Royalty Report and Invoice.  Within [***] days after the end of each Royalty Period, whether or not any Royalties are due for the applicable Royalty Period, Barnes&Noble shall submit to MICROSOFT, at its address for notices under Section 7.4 of this Agreement (with a copy by email to IPNotice@microsoft.com), a completed and accurate royalty report in the form attached as Exhibit A, as the same may be updated from time to time by MICROSOFT (“Royalty Report”).  Such Royalty Report will include for each category of Covered Products and each brand name and model number in such category:  (i) the number of units of Covered Products sold during the Royalty Period, (ii) the average Transfer Price of the Covered Products sold during the Royalty Period, and (iii) the total amount of Royalties owed by Barnes&Noble for the Royalty Period.  MICROSOFT shall thereafter invoice Barnes&Noble for payment. Within [***] days after the date of receipt of MICROSOFT’S invoice, Barnes&Noble  shall pay to MICROSOFT the amount invoiced for Royalties owed during such Royalty Period.

4.1.3           Records.  During the Term and for a period of at least [***] years thereafter, Barnes&Noble shall keep and maintain, and shall require each of its Affiliates to keep and maintain, complete and accurate books and records of the number of Covered Products and the Transfer Prices for each model and each category of Covered Products sold by or through Barnes&Noble or any of its Affiliates during the Term.  Upon not less than [***] days advance written notice from MICROSOFT, Barnes&Noble shall make such books and records available for audit by an independent certified public accounting firm (together with independent technical personnel if and as reasonably required for such accountant to perform the audit) designated by MICROSOFT and approved by Barnes&Noble, which approval shall not be unreasonably withheld.  Unless otherwise agreed by MICROSOFT and Barnes&Noble, any such audit shall be conducted during regular business hours, at Barnes&Noble’s principal place of business, not more frequently than once in any period of twelve (12) consecutive months and in a manner that does not unreasonably interfere with Barnes&Noble’s normal course of business. Notwithstanding the foregoing, MICROSFT may conduct more than one audit within a 12 month period if, in MICROSOFT’s good faith judgment, MICROSOFT has a bona fide basis for a Royalty Dispute with Barnes&Noble.

4.1.4           Discrepancies.  If any audit reveals an overpayment, then Barnes&Noble shall receive a credit, in the amount of such overpayment, that will be applied only against future Royalties payable under this Section 4.1.  If any audit reveals an underpayment, then Barnes&Noble shall pay MICROSOFT the amount of the underpayment, together with interest as provided for in Section 4.5, within [***] days after the date of the auditor’s report.  Further, if any audit reveals an underpayment of more than [***] of the Royalties owed for the Royalty Period(s) subject to the audit, then Barnes&Noble shall reimburse MICROSOFT within [***] days, upon request, for all costs and expenses reasonably incurred by MICROSOFT to conduct the audit.

4.2           Method of Payment.  Barnes&Noble shall make any and all payments to MICROSOFT under this Agreement in currency of the United States of America without any withholding, deduction, offset, setoff or other charge.  Barnes&Noble shall make such payments in immediately available funds by wire transfer to the account MICROSOFT specifies in its invoice to Barnes&Noble.  Barnes&Noble shall also send notification of such wire transfer to spagpay@MICROSOFT.com and IPNotice@MICROSOFT.com.

4.3           Taxes.  Except as otherwise specified herein, amounts payable to MICROSOFT under this Agreement exclude any and all taxes (including sales, use, income and value added taxes), duties, levies, fees, excises or tariffs (“Taxes”) imposed on any activities of Barnes&Noble, its Affiliates or Customers in connection with this Agreement.

4.5           Delinquent Payment.  Any fee, royalty or other amount not paid when due and otherwise in accordance with this Section 4 shall bear interest at the rate of [***] per month or the highest rate permitted by applicable usury law, whichever is less, calculated on a daily basis and compounded on the first day of each calendar month, from the date due until the date received by MICROSOFT in accordance with Section 4.3.  This Section 4.5 does not authorize late payments, and the payment of interest hereunder shall not be in lieu of or prejudice any other right or remedy that MICROSOFT may have on account of Barnes&Noble’s failure to make any payment in accordance with this Section 4.

4.6           Royalty Arbitration.  The Parties will use the Royalty Arbitration Processes in Exhibit C for escalation and resolution of issues and disputes relating to payment under this Section 4 (including with respect to Device Fees, Covered Product units and allocation of products into Covered Product categories) that may arise during the performance of this Agreement (“Royalty Disputes”).

4.7           Royalty Payment Deferral.

(a) If MICROSOFT fails to pay any undisputed payment when due under the Commercial Agreement, then Barnes&Noble may withhold and defer payment of any and all amounts otherwise due or becoming due to MICROSOFT under this Agreement until such amount is paid in full to Barnes&Noble, and Barnes&Noble will give MICROSOFT written notice of such deferral; provided that the amount subject to deferral shall not exceed the amount that MICROSOFT has failed to pay under the Commercial Agreement; and

(b) If MICROSOFT or Barnes&Noble provides written notice of a dispute to the other Party regarding any payment obligation of MICROSOFT under the Commercial Agreement, then, unless otherwise agreed by the parties:

(i) those Parties will promptly submit the dispute to expedited arbitration under the Commercial Agreement;

(ii) Barnes&Noble may withhold and defer payment of any and all amounts otherwise becoming due to MICROSOFT under this Agreement beginning after a determination, by final order in such expedited arbitration or by agreement of the parties, that all or any portion of a disputed payment obligation is in fact due by MICROSOFT; provided that the amount subject to deferral shall not exceed the amount that MICROSOFT has failed to pay under the Commercial Agreement; and

(iii) Barnes&Noble may continue to withhold and defer such payment until satisfaction in full of such payment obligation by MICROSOFT.

Section 5.      Term  and Termination

5.1           General.  The term of this Agreement (“Term”) shall commence as of the Effective Date and terminate upon the first of the following dates to occur:  (a) the fifth (5th) anniversary of the Start Date; (b) the date Barnes&Noble provides MICROSOFT written notice of termination in accordance with Sections 3.4, 5.2 or 7.6 of this Agreement and such termination occurs; or (c) the date MICROSOFT provides Barnes&Noble (or the Acquiring Third Party pursuant to Section 7.7) written notice of termination in accordance with Sections 5.2, 7.6 or 7.7 of this Agreement and such termination occurs.

5.2           Early Termination.

5.2.1.           Either Party may immediately terminate the Agreement by giving the other Party written notice of termination in the event that:

(a)	the other Party commits any material breach of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of such breach;
(b)	[***];
(c)	[***];
(d)	Dismissal pursuant to Section 3.6 is not granted; or
(e)	the Commercial Agreement is terminated in accordance with its terms other than for Material Default by NewCo.

5.2.2.           Termination by Barnes&Noble.  Barnes&Noble may terminate this Agreement by giving MICROSOFT written notice of termination in the event that the Investment Agreement is terminated in accordance with Section 5.01(b)(i) or 5.01(b)(ii) thereof and at the time of such termination MICROSOFT is in material breach of any of its representations, warranties, covenants or agreements contained in the Investment Agreement.

5.2.3.           Termination by MICROSOFT.  This Agreement shall automatically terminate in the event that the Investment Agreement is terminated by MICROSOFT in accordance with Section 5.01(b)(i)(A)(1) or Section 5.01(b)(i)(A)(2)(x).

5.3           Effect of Expiration or Termination.  Sections 2, 3.1*, 3.2*, 3.5, 4*, 5.3, 6 and 7 of this Agreement shall survive the expiration or termination of this Agreement.  Sections denoted with an asterisk (*) only survive with respect to specific units of Covered Products distributed during the Term for which Device Fees were paid.

Section 6.      Representations, Warranties and Liabilities

6.1           No Admission of Infringement or Liability.  The terms (including Device Fees), provisions and payments set forth in this Agreement are not, and shall not be construed as, an admission by either Party of the infringement, validity or enforceability of the Covered Patents or of any liability arising out of or relating to the Litigations or that the Device Fees set by this Agreement do or do not represent the royalty rates that would result from a Georgia-Pacific analysis.  Additionally, the Parties agree that the Device Fees shall not be relied upon by either Party in any subsequent negotiations regarding a renewal of this Agreement or for any purpose in any future litigation between the Parties other than for breach of payment obligations under this Agreement.

6.2           No Breach of Other Agreement or Obligation.  Each Party represents and warrants that the terms of this Agreement do not breach the terms of any other agreement to which the Party is a party, and that the terms of this Agreement do not breach any obligations that the Party owes to any third party.

6.3           DISCLAIMER OF WARRANTIES.  MICROSOFT DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR SUITABILITY FOR ITS INTENDED PURPOSE.  FURTHER, MICROSOFT HAS NOT MADE, AND DOES NOT MAKE, ANY REPRESENTATION OR WARRANTY: WITH REGARD TO THE SCOPE, COVERAGE, VALIDITY OR ENFORCEABILITY OF ANY OF THE COVERED PATENTS; THAT THE COVERED PATENTS APPLY WORLDWIDE; OR THAT ANY COVERED PRODUCT MADE, USED, SOLD, OFFERED FOR SALE OR IMPORTED UNDER THE LICENSE OR COVENANT IS OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY.

6.4           Proper Authority.  Each Party represents and warrants on behalf of itself and its Affiliates that it has full right, power, and authority to (a) enter into this Agreement, and (b) bind its Affiliates to the terms of this Agreement.  Each Party also covenants that it will obtain, maintain and exercise all rights necessary to bind any Affiliate that becomes affiliated after the Effective Date to all applicable terms of this Agreement.  For purposes of this Agreement, Barnes&Noble represents and warrants that barnesandnoble.com llc is as of the date hereof an Affiliate of Barnes&Noble.

6.5           Limitation of Liability.  EXCEPT FOR ROYALTY PAYMENTS UNDER SECTION 4, IN NO EVENT SHALL MICROSOFT OR BARNES&NOBLE, OR THEIR RESPECTIVE AFFILIATES, BE LIABLE FOR ANY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT IN EXCESS OF ANY PAYMENTS MADE BY BARNES&NOBLE TO MICROSOFT UNDER THIS AGREEMENT, AND NO PARTY WILL HAVE ANY LIABILITY FOR ANY CONSEQUENTIAL DAMAGES, INCIDENTAL DAMAGES, INDIRECT DAMAGES, SPECIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES. THESE LIMITATIONS APPLY REGARDLESS OF WHETHER SUCH CLAIM IS BASED ON TORT, CONTRACT, WARRANTY, STRICT LIABILITY OR ANY OTHER THEORY.

Section 7.      Miscellaneous

7.1           No Right to Technology.  MICROSOFT shall not have any obligation under this Agreement to disclose or otherwise make available to Barnes&Noble or its Affiliates any software, programs, specifications, designs, technical data, know how or other technology, whether or not the same may be required for the exercise or commercial exploitation of any License, covenant or other rights provided herein.

7.2           Confidentiality.  The Parties agree to the prompt publication of the joint press release provided in Exhibit B hereof.  The mere existence of this Agreement and the identification of the Parties and the Covered Products are not confidential.  However, the specific terms and conditions of this Agreement (including the amount of any Royalties payable to MICROSOFT under this Agreement) are confidential and shall not be disclosed by either Party except: (a) as may be required by applicable law; (b) as may be required by judicial or governmental order or rule (provided that for both (a) & (b), the disclosing Party either gives the other Party reasonable notice to enable it to seek a protective order or uses reasonable measures to seek an appropriate protective order itself); (c) in confidence to a Party’s accountants, tax advisors, auditors and/or attorneys for purposes of seeking professional services; and (d) by written consent of the other Party and only under terms of confidentiality.

7.3           Entire Agreement, Modifications and Waiver.  This Agreement, together with the Commercial Agreement and Investment Agreement, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior and contemporaneous agreements, whether written or oral.  This Agreement shall not be modified except by a written agreement signed by an authorized representative of the Party against whom such modification is sought to be enforced.  Failure by either Party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that provision.

7.4           Notices.  Except as otherwise specified in Sections 4.1.2 and 4.2 or otherwise agreed in writing by the Parties, any notices given under this Agreement shall be delivered either by messenger or overnight delivery service, or sent by facsimile with a confirmation sent via certified or registered mail, postage prepaid and return receipt requested, and shall be deemed to have been given on the day when received by the Party to whom the notice is given.

Any notices to Barnes&Noble shall be addressed to:

Barnes & Noble, Inc.
Attn:  General Counsel
122 Fifth Avenue
New York, NY  10011
Facsimile No.:  212-463-5683

Any notices to MICROSOFT shall be addressed to:

Microsoft Licensing GP
Attn: Special Agreements
Dept. 551, Volume Licensing
6100 Neil Road, Suite 210
Reno, Nevada  89511
Facsimile No.:  775-823-5600

With a copy to:

Microsoft Corporation
Attn:  Corporate Vice President, Intellectual Property & Licensing Group
Legal and Corporate Affairs
One Microsoft Way
Redmond, WA  98052-6399
Facsimile No.:  425-936-7329 (Attn: IPLG)

7.5           Jurisdiction and Governing Law.  This Agreement and all disputes arising out of or related to this Agreement shall be governed by the laws of the State of New York, without reference to conflict of laws principles.  Except as set forth in Section 4.6, any and all claims, lawsuits or disputes of any kind between the Parties arising out of or relating to this Agreement shall be resolved in federal or state courts in the State of New York within the Southern District of New York.  The Parties hereby waive any challenge to the jurisdiction or venue of such courts over such claims, lawsuits or disputes.

7.6           Assignment.  MICROSOFT shall not assign, sell or otherwise transfer any of its Covered Patents which are (at the time of the assignment, sale or other transfer) subject to the rights of Barnes&Noble and its Affiliates under this Agreement, unless such assignment, sale or other transfer is made subject to, and the transferee is bound by, the release, License, and Covenant set forth in Sections 2.1, 3.1 and 3.2 with respect to such Covered Patents.  Except as expressly provided in this Section 7.6, the Parties may not transfer or assign the License, Covenant, this Agreement or any rights or obligations hereunder to any third party, whether by Acquisition, operation of contract, law or otherwise (including in connection with insolvency or bankruptcy), except with the express prior written consent of the other Party.  MICROSOFT may assign this entire Agreement (including the release, License, Covenant and all rights and obligations hereunder) in the case of a merger or sale of all or substantially all of the assets or stock of MICROSOFT.  Subject to the terms and conditions of Section 7.7, Barnes&Noble may assign this entire Agreement  (including the release, License, Covenant and all rights and obligations hereunder including Section 3.4) to an Acquiring Third Party that is Acquiring Barnes&Noble; provided that with respect to all Covered Products sold by, for or on behalf of Barnes&Noble or its Affiliates prior to the date of such assignment, Barnes&Noble and its Affiliates shall also retain the release, License and Covenant set forth in Sections 2.1, 3.1 and 3.2 with respect to Covered Patents along with all other associated rights including under Sections 3.4 and 5.2.  Subject to the terms and conditions of Section 7.7, Barnes&Noble shall assign (and shall cause assumption of) this entire Agreement (including the release, License, Covenant and all rights and obligations hereunder including Section 3.4) to an Acquiring Third Party that is Acquiring the Consumer Device Business, if that Acquiring Third Party is not Acquiring Barnes&Noble as part of that Acquisition, upon which assignment the Acquiring Third Party shall be substituted for Barnes&Noble under all provisions of this Agreement with effect from and after the date of such assignment and in connection with such assignment. Barnes&Noble shall also assign (and shall cause assumption of) this entire Agreement (including the release, License, Covenant and all its rights and obligations hereunder including Section 3.4) to NewCo in conjunction with and effective upon Separation, upon which assignment NewCo shall be substituted for Barnes&Noble under all provisions of this Agreement with effect from and after the date of such assignment and in connection with such assignment; provided that such assignment shall not reduce or impair the protections afforded to Barnes&Noble under this Agreement with respect to conduct prior to the date of such assignment.  Any attempted transfer or assignment in violation of this section shall be void; and, in the event of any such assignment or attempted assignment by a Party, the other Party shall have the right to immediately terminate this Agreement by giving written notice to such Party.

7.7           Change of Control.

(a)  If Barnes&Noble or its Consumer Device Business (“Acquired Entity”) is Acquired directly or indirectly by a third party (“Acquiring Third Party”), then each of the following subsections shall apply.

(i) Barnes&Noble shall promptly give notice of such Acquisition to MICROSOFT.

(ii) Such Acquisition shall not affect any releases, warranties, representations or other rights granted by Barnes&Noble or its Affiliates to MICROSOFT, its Affiliates or their customers.

(iii) The releases granted to Barnes&Noble and its Affiliates in Section 2 shall survive as to Covered Products of the Acquired Entity and its Then-Existing Affiliates, but no releases, licenses or covenants shall extend to any software, products or services of the Acquiring Third Party or any of its Affiliates.

(iv) Section 5.2.1(c) shall be automatically deleted from this Agreement and shall no longer apply.

(v) [***]

(vi) MICROSOFT shall have the right to terminate this Agreement at any point after the Acquisition (or any subsequent Acquisition) by providing written notice of termination to the Acquiring Third Party with such termination being effective one hundred eighty (180) days after receipt by Barnes&Noble of such notice.

(b)  An “Acquisition” means any transaction or series of related transactions involving Barnes&Noble or the Consumer Device Business resulting in (i) a person or entity acquiring, directly or indirectly, beneficial ownership of  securities thereof having more than 50% of the total voting power for the election of directors or other managing authority of Barnes&Noble or  the Consumer Device Business, respectively, after such transaction(s), (ii) a  liquidation or reorganization of Barnes&Noble or the Consumer Device Business, or (iii) an entity or entities or person or persons which did not direct the management and operations of Barnes&Noble or the Consumer Device Business before such transaction(s) otherwise acquiring the right to direct the management and operations of Barnes&Noble or the Consumer Device Business, respectively, after such transaction(s).  If Barnes&Noble or the Consumer Device Business is the subject of any of the foregoing transactions, then it is deemed “Acquired”.  “Then-Existing Affiliates” means Affiliates of Barnes&Noble before such Acquisition.

7.8           No Third Party Beneficiaries.  This Agreement is for the benefit of the Parties, their Affiliates and Covenanted Suppliers only, and shall be enforceable by the Parties, their Affiliates and Covenanted Suppliers only; provided, however, no action may be commenced or prosecuted against a Party by any third party claiming as a third-party beneficiary of this Agreement or the License or covenants provided herein, except that a Covenanted Supplier may rely upon this Agreement solely in defending actions commenced against them by a Party or its Affiliates.

7.9           Construction.  As used in this Agreement, (i) the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation,” (ii) unless the context otherwise requires, the word “or” shall be deemed to be an inclusive “or” and shall have the meaning equivalent to “and/or”, and (iii) “past” shall mean any time before the Effective Date, “current” shall mean as of the Effective Date, and “future” shall mean any time after the Effective Date.

7.10           Counterparts and Facsimile.  This Agreement may be executed on facsimile copies or in counterparts, each counterpart of which shall be deemed an original and all of which together shall constitute one and the same Agreement.  Notwithstanding the foregoing, if requested by a Party, the other Party shall deliver original executed copies of this Agreement to such requesting Party as soon as practicable following execution thereof.

7.11           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of a Party’s successors and permitted assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be made and executed by duly authorized officers.

Microsoft Corporation
By:	/s/ Steven A. Ballmer
Name:	Steven A. Ballmer
Title:	Chief Executive Officer
Date Signed:	4/27/2012

[Signature Page to the Patent License Agreement]

Microsoft Licensing GP
By:	/s/ Hugh Aitken
Name:	Hugh Aitken
Title:	General Manager
Date Signed:	4/27/2012

[Signature Page to the Patent License Agreement]

barnesandnoble.com llc
By:	/s/ Eugene V. DeFelice
Name:	Eugene V. DeFelice
Title:	Vice President, General Counsel & Secretary
Date Signed:	4/27/2012

[Signature Page to the Patent License Agreement]

Barnes & Noble, Inc.
By:	/s/ Eugene V. DeFelice
Name:	Eugene V. DeFelice
Title:	Vice President, General Counsel & Secretary
Date Signed:	4/27/2012

[Signature Page to the Patent License Agreement]

CONFIDENTIAL SETTLEMENT AND PATENT LICENSE AGREEMENT

EXHIBIT A

ROYALTY REPORT

Microsoft Licensing GP – IP&L Report

Licensee:  Barnes & Noble, Inc.
Agreement Number:  ________________________________________
Report for the Royalty Period Beginning/Ending:  _________________________________________
Send completed form to ipnotice@microsoft.com

Covered Products	Category of Covered Products	Royalty- Bearing Units Sold this Royalty Period	Transfer Price	Device Fee	Royalties (Units x Device Fee)

[Brand/Model No. 1]
[Brand/Model No. 2]
[Make additional rows for other Covered Products, as needed.]

TOTAL AMOUNT DUE: $ ____________

The undersigned, by signing his/her name below, hereby certifies that he/she is duly authorized by Licensee to complete this Royalty Report, that the title listed below is his/her true and correct title, that this report is complete and correct, and that Licensee is in compliance with the Royalty Report reporting requirements of the Agreement.

Signature
Printed Name
Title
Date

CONFIDENTIAL SETTLEMENT AND PATENT LICENSE AGREEMENT

EXHIBIT B

JOINT PRESS RELEASE

Barnes & Noble and Microsoft Form Strategic Partnership to
Advance World-Class Digital Reading Experiences for Consumers

Newly Formed Subsidiary to Include NOOK® Digital and College Businesses

New York, NY and Redmond, WA (April 30, 2012) – Barnes & Noble Inc. (NYSE: BKS) and Microsoft (NASDAQ: MSFT) today announced the formation of a strategic partnership in a new Barnes & Noble subsidiary, which will build upon the history of strong innovation in digital reading technologies from both companies. The partnership will accelerate the transition to e-reading, which is revolutionizing the way people consume, create, share and enjoy digital content.

The new subsidiary, referred to in this release as Newco, will bring together the digital and College businesses of Barnes & Noble. Microsoft will make a $300 million investment in Newco at a post-money valuation of $1.7 billion in exchange for an approximately 17.6% equity stake. Barnes & Noble will own approximately 82.4% of the new subsidiary, which will have an ongoing relationship with the company’s retail stores. Barnes & Noble has not yet decided on the name of Newco.

One of the first benefits for customers will be a NOOK application for Windows 8, which will extend the reach of Barnes & Noble’s digital bookstore by providing one of the world’s largest digital catalogues of e-Books, magazines and newspapers to hundreds of millions of Windows customers in the U.S. and internationally.

The inclusion of Barnes & Noble’s College business is an important component of Newco’s strategic vision. Through the newly formed Newco, Barnes & Noble’s industry leading NOOK Study software will provide students and educators the preeminent technology platform for the distribution and management of digital education materials in the market.

“The formation of Newco and our relationship with Microsoft are important parts of our strategy to capitalize on the rapid growth of the NOOK business, and to solidify our position as a leader in the exploding market for digital content in the consumer and education segments,” said William Lynch, CEO of Barnes & Noble. “Microsoft’s investment in Newco, and our exciting collaboration to bring world-class digital reading technologies and content to the Windows platform and its hundreds of millions of users, will allow us to significantly expand the business.”

“The shift to digital is putting the world's libraries and newsstands in the palm of every person's hand, and is the beginning of a journey that will impact how people read, interact with and enjoy new forms of content,” said Andy Lees, President at Microsoft. “Our complementary assets will accelerate e-reading innovation across a broad range of Windows devices, enabling people to not just read stories, but to be part of them. We’re on the cusp of a revolution in reading.”

Barnes & Noble and Microsoft have settled their patent litigation, and moving forward, Barnes & Noble and Newco will have a royalty-bearing license under Microsoft’s patents for its NOOK eReader and Tablet products. This paves the way for both companies to collaborate and reach a broader set of customers.

NewCo

On January 5, Barnes & Noble announced that it was exploring the strategic separation of its digital business in order to maximize shareholder value. Barnes & Noble is actively engaged in the formation of Newco, which will include Barnes & Noble's digital and College businesses. The company intends to explore all alternatives for how a strategic separation of Newco may occur. There can be no assurance that the review will result in a strategic separation or the creation of a stand-alone public company, and there is no set timetable for this review. Barnes & Noble does not intend to comment further regarding the review unless and until a decision is made.

Additional information will be contained in a Current Report on Form 8-K to be filed by Barnes & Noble.

Barnes & Noble and Microsoft will host an investor call and webcast beginning at 8:30 A.M. ET on Monday, April 30, 2012. To join the webcast, please visit: www.barnesandnobleinc.com/webcasts.

Media Contacts

For Barnes & Noble: Mary Ellen Keating Senior Vice President Corporate Communications Barnes & Noble, Inc. (212) 633-3323 mkeating@bn.com	For Microsoft: Rapid Response Team Waggener Edstrom Worldwide (503) 443-7070 rrt@waggeneredstrom.com

Investor Contact

For Barnes & Noble: Andy Milevoj Director of Investor Relations Barnes & Noble, Inc. (212) 633-3489 amilevoj@bn.com

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE:BKS), the world’s largest bookseller and a Fortune 500 company, operates 691 bookstores in 50 states. Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 641 college bookstores serving over 4.6 million students and faculty members at colleges and universities across the United States. Barnes & Noble conducts its online business through BN.com (www.bn.com), one of the Web’s largest e-commerce sites, which also features more than two million titles in its NOOK Bookstore™ (www.bn.com/ebooks). Through Barnes & Noble’s NOOK™ eReading product offering, customers can buy and read digital books and content on the widest range of platforms, including NOOK devices, partner company products, and the most popular mobile and computing devices using free NOOK software. Barnes & Noble is proud to be named a J.D. Power and Associated 2012 Customer Service Champion and is only one of 50 U.S. companies so named.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

NOOK®, NOOK Tablet™, NOOK Simple Touch with GlowLight™ , NOOK Simple Touch ™, NOOK Color™, Reader’s Tablet™, Best-Text™, NOOK Store™, NOOK Bookstore™, NOOK Magazines™, VividView™, NOOK Newspapers™, FREE NOOK Reading Apps™, NOOK Kids™, NOOK Digital Shop™, Read In Store™, More In Store™, LendMe®, NOOK Library™, NOOK Books en español™, NOOK Study™, Lifetime Library™ and Read What You Love. Anywhere You Like™ are trademarks of Barnes & Noble, Inc. Other trademarks referenced in this release are the property of their respective owners.

Follow Barnes & Noble on Twitter (www.bn.com/twitter), Facebook (http://www.facebook.com/barnesandnoble) and YouTube (http://www.youtube.com/user/bnstudio).

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information that are based on the beliefs of the management of Microsoft or Barnes & Noble, as applicable, as well as assumptions made by and information currently available to such management. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and similar expressions, as they relate to Barnes & Noble, Newco or Microsoft or the management of Barnes & Noble or Microsoft, identify forward-looking statements.

Such statements reflect the current views of the relevant entities with respect to future events, the outcome of which is subject to certain risks, including, among others, the risk that the transactions contemplated by this press release, including with respect to any spin-off, split-off or other disposition by Barnes & Noble of its interest in Newco, are not able to be implemented on the terms described or at all, the risk that the transactions do not achieve the expected benefits for the parties including the risk that Newco’s applications are not commercially successful or that the expected distribution of those applications is not achieved, the risk that the separation of the digital and college businesses or any subsequent spin-off, split-off or other disposition by Barnes & Noble of its interest in Newco results in adverse impacts on Barnes & Noble or Newco (including as a result of termination of agreements and other adverse impacts), the potential impact on Barnes & Noble’s retail business of the separation, the risk that the international expansion contemplated by the relationship is not successful, the potential tax consequences for Barnes & Noble and its shareholders of a subsequent spin-off, split-off or other disposition by Barnes & Noble of its interest in Newco and the risk that Newco is not able to perform its obligations under the commercial agreement, including with respect to the development of applications and international expansion, and the consequences thereof and general risks related to the businesses that will become part of Newco, including those risks discussed in detail in Item 1A, “Risk Factors,” in Barnes & Noble’s Annual Report on Form 10-K and Form 10-K/A, and in Barnes & Noble’s other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. The parties undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

CONFIDENTIAL SETTLEMENT AND PATENT LICENSE AGREEMENT

EXHIBIT C

EXPEDITED ARBITRATION OF ROYALTY DISPUTES

C-1           Good Faith Negotiations. In the event of a Royalty Dispute, a Party may initiate this process by providing written notice to the other Party.  Within 20 calendar days of the date such notice is received by the other Party, the Parties will discuss in good faith to resolve such dispute. If the dispute is not resolved through such discussion, each party will within 20 days deliver to the other party a detailed memorandum setting forth its positions and the contractual and factual analysis therefor. Within 20 calendar days following exchange of such memoranda, the parties will meet again in an attempt to resolve their disagreements.  Thereafter either party may serve a notice of arbitration.

C-2           Submission to Arbitration. If the parties are unable to resolve any Royalty Dispute pursuant to Section C-1, the parties agree to exclusively settle such dispute by binding arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures (“JAMS Rules”) and the Expedited Procedures set out in Section 16.2 thereof, subject to the provisions of this Exhibit C, to be held in San Francisco, California.

C-3           Selection of Arbitrator. The arbitration will be held before one (1) neutral arbitrator selected in accordance with the JAMS Rules, or as otherwise agreed by the parties. The arbitrator will not be a current or former employee, agent, consultant or representative of any party or any of its Affiliates.

C-4           Schedule and Discovery.  Discovery will be conducted pursuant to the Expedited Procedures set out in Rule 16.2 of the JAMS Rules, further provided that:

(a)           The parties shall agree to shortened periods for discovery and commencement of the hearing, and in all respects will use good faith efforts to expedite a ruling on the dispute as quickly as possible.

(b)           The parties will complete an informal exchange of non-privileged documents they believe are or may be material to the dispute, and the names of their own witnesses they intend to call in the arbitration, within 14 calendar days after the service of a notice of arbitration.

(c)           Any further discovery of documents authorized by the arbitrator shall be strictly limited to that which is likely to be material to the outcome as agreed upon by the parties or, failing such agreement, as determined by the arbitrator.

(d)           The Arbitrator may require a party to provide information to assist in the identification of appropriate custodians for purposes of a search for responsive electronic documents.

(e)           Each party shall in no event be entitled to more than three discovery depositions.

(f)           The results of any audit pursuant to Section 4.1.3, or of any internal audit conducted by or on behalf of Barnes&Noble or MICROSOFT, shall be admissible in the arbitration.

(h)           Each party will be entitled to designate up to two in-house attorneys who shall be entitled to have access to confidential information produced by the opposing party subject to reasonable confidentiality provisions to prevent disclosure to party employees not entitled to such access, which confidentiality provisions shall be enforceable against such in-house attorneys however, such access would not extend to source code.  The inclusion of this provision relating to access to confidential information by in-house counsel in this Exhibit C Expedited Arbitration agreement but not in the accompanying Settlement and Patent License Agreement shall not result in or be relied on as supporting any implication that similar access to confidential information by designated in-house counsel would or would not be appropriate in connection with the litigation of a dispute under the Patent License Agreement that is not covered by this Exhibit C.

C-5           Decision. Any arbitration decision will be final and binding on the parties, and will not be subject to any appeal or proceeding to vacate, except on the grounds set forth in the Federal Arbitration Act, 9 U.S.C. 1 et seq. The award rendered by the arbitrators may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding will disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

C-6           Costs. The arbitrators’ fees and the administrative expenses of the arbitration will be paid equally by the parties, and each party will pay its own costs and expenses (including attorneys’ fees) in connection with the arbitration.

C-7           Confidentiality of Proceeding. Except as required by law, no party or the arbitrator may disclose the existence, content or results of the arbitration. The dispute resolution set forth in this Section will supersede any other dispute resolution provisions in this Agreement with respect to Royalty Disputes described in Section C-1, except that before initiating dispute resolution under this Section C, the parties will first comply with Formal Escalation (as defined in Exhibit B of the Commercial Agreement).